UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 30, 2013

JMP Group Inc.

(Exact name of registrant as specified in its charter)
Commission File Number: 001-33448
Delaware (State or other jurisdiction of incorporation)	20-1450327 (IRS Employer Identification No.)
600 Montgomery Street, Suite 1100 San Francisco, CA 94111 (Address of principal executive offices, including zip code)
415-835-8900 (Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry in to a Material Definitive Agreement

On April 30, 2013, JMP Group, Inc. (the “Company”) closed a $343.8 million collateralized loan obligation (“CLO”) transaction.  The senior notes offered in this transaction (the “Secured Notes”) will be issued by JMP Credit Advisors CLO II Ltd., a newly formed special purpose Cayman vehicle (the “Issuer”), and co-issued in part by JMP Credit Advisors CLO II LLC, a newly formed special purpose Delaware vehicle (the “Co-Issuer”), and will be backed primarily by a diversified portfolio of broadly syndicated leveraged loans.  The Secured Notes are subject to a two and a half-year non-call period.  The CLO has a three and a half-year reinvestment period, through October 30, 2016, that allows for the use of the proceeds from any principal repayments on, or any sales of, collateral assets towards the purchase of qualifying replacement assets, subject to certain conditions and limitations.

The capital structure of the CLO is as follows:

The notes were sold in transactions exempt from registration under the Securities Act of 1933, as amended, and have not been, and will not be, registered under the Securities Act of 1933, as amended, or any state “blue sky” laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from registration. The Secured Notes were issued pursuant to an indenture, dated as of April 30, 2013

The Company, through a wholly-owned subsidiary, purchased 72.8% of the subordinated notes of the Issuer (the “Subordinated Notes”) pursuant to a subscription agreement, at a face amount of $17.3 million. The Company has an obligation to maintain its holding of the Subordinated Notes throughout the life of the CLO. The Subordinated Notes do not bear interest and are not rated.  The stated maturity dates of the Secured Notes and Subordinated Notes are set forth in the table above.  The Secured Notes will be the secured obligations of the Issuer and (in part) of the Co-Issuer, and an indenture governing the Secured Notes and the Subordinated Notes includes customary covenants and events of default.

The Company (through JMP Credit Advisors LLC) will serve as portfolio manager to the Issuer under a portfolio management agreement, which contains customary representations, warranties and covenants. Under the portfolio management agreement, the Company will perform certain investment management functions, including supervising and directing the investment and reinvestment of the Issuer's assets, as well as performing certain administrative and advisory functions.  The Company will receive asset management fees comprised of: (i) senior fees equal to 0.15% annually of assets under management, (ii) subordinated fees equal to 0.24% annually of assets under management and (iii) an incentive management fee that is payable only if the holders of the Subordinated Notes achieve a 12% internal rate of return, and is equal to the 20% of the remaining proceeds (with the remainder to be paid to the holders of the Subordinated Notes).

U.S. Bank National Association serves as collateral administrator to the Issuer under a collateral administration agreement.  The Company (through JMP Credit Advisors LLC) made customary representations, warranties and covenants in the collateral administration agreement.

The Company intends to consolidate the loan investment portfolio until its maturity and expects to account for the transaction on its balance sheet as non-recourse debt.

The descriptions of the documentation relating to this transaction contained in this Current Report on Form 8-K do not purport to be complete and are qualified in their entirety by reference to the underlying agreements, attached hereto as exhibits and incorporated into this Current Report on Form 8-K by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01                      Financial Statements and Exhibits

(d)  Exhibits

Exhibit No.	Description
10.1	Indenture, dated as of April 30, 2013, among JMP Credit Advisors CLO II Ltd., as Issuer, JMP Credit Advisors CLO II LLC, as Co-Issuer, and U.S. Bank National Association, as Trustee.
10.2	Portfolio Management Agreement, dated as of April 30, 2013 between, JMP Credit Advisors CLO II Ltd., as Issuer and JMP Credit Advisors LLC, as Manager.
10.3	Collateral Administration Agreement, dated as of April 30, 2013, by and among JMP Credit Advisors CLO II Ltd., JMP Credit Advisors LLC and U.S. Bank National Association, as collateral administrator.
10.4	Purchaser Subscription Letter for Certificated Notes, dated as of April 30, 2013, among JMP Credit Corporation and JMP Credit Advisors CLO II Ltd.
99.1	Press Release, dated April 30, 2013.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
JMP GROUP INC.

Date: May 6, 2013	By:	/s/ Scott Solomon
Scott Solomon Chief Legal Officer and Secretary